EMPLOYMENT AGREEMENT
[CHIEF EXECUTIVE OFFICER]

This employment agreement ("Agreement") is made and entered into as of this date by and between Yaterra Ventures Corp., a Nevada corporation ("Corporation"), and Cedric Atkinson ("Executive").

WHEREAS, the Corporation and the Executive desire that the term of this Agreement begin on May 1, 2012 ("Effective Date"); and

WHEREAS, the Corporation desires to employ the Executive as its President and Chief Executive Officer and Executive is willing to accept such employment by the Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Duties. During the term of this Agreement, the Executive agrees to be employed by and to serve the Corporation as its President and Chief Executive Officer, and the Corporation agrees to employ and retain the Executive in such capacities. In such capacity, the Executive shall render such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position. The Executive shall devote a substantial portion of his business time, energy, and skill to the affairs of the Corporation as the Executive shall report to the Corporation's board of directors.

The Corporation shall not appoint any individual to whom the Executive shall report, or who shall have the right to supervise the Executive, provided, however, that the Corporation's board of directors may appoint one or more members of the board of directors to coordinate the reporting from the Executive to the board of directors. In the event that the Corporation changes the Executive's title, working conditions or specifies duties so that the Executive's powers and duties are diminished or reduced, or include powers, duties or working conditions which are not generally consistent with the title of Chief Executive Officer, or if the Corporation changes the reporting relationship so that the Executive reports to another officer or employee, other than the Corporation's board of directors as a whole, then at any time thereafter, at the Executive's option and upon thirty days notice, and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of the Executive within said thirty day period, the Executive shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been terminated by the Corporation without cause.

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Section 2. Term of Employment.

2.1 Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

     2.1.1 "Termination For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of the Executive's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Corporation, or by reason of the Executive's willful material breach of this Agreement which has resulted in material injury to the Corporation.

     2.1.2 "Termination Other Than For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation (other than in a Termination for Cause) and shall include constructive termination of the Executive's employment by reason of material breach of this Agreement by the Corporation, such constructive termination to be effective upon notice from the Executive to the Corporation of such constructive termination.

     2.1.3 "Voluntary Termination" shall mean termination by the Executive of the Executive's employment by the Corporation other than (i) constrictive termination as described herein, (ii) "Termination Upon a Change in Control," and (iii) termination by reason of the Executive's death or disability as described herein.

     2.1.4 "Termination Upon a Change in Control" shall mean a termination by the Executive of the Executive's employment with the Corporation within 120 days following a "Change in Control."

     2.1.5 "Change in Control" shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

     2.1.6 "Continuing Directors" shall mean, as of any date of determination, any member of the Corporation's board of directors of the Corporation who (i) was a member of that board of directors on such determination date, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Corporation's board of directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Corporation's board of directors at the time of such nomination or election or (y) at least Three (3) Continuing Directors.

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2.2 Initial Term. The term of employment of the Executive by the Corporation shall be for a period of Five (5) years beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to this Agreement. At any time prior to the expiration of the Initial Term, the Corporation and the Executive may by mutual written agreement extend the Executive's employment under the terms of this Agreement for such additional periods as they may agree.

2.3 Termination For Cause. Termination For Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to the Executive. Upon Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension play or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.4 Termination Other Than For Cause. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive of such termination. Upon any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under the Corporation's stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

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2.5 Termination by Reason of Disability. If, during the term of this Agreement, the Executive, in the reasonable judgment of the Corporation's board of directors, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than Two (2) consecutive months, the Corporation shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.6 Death. In the event of the Executive's death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.7 Voluntary Termination. In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

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2.8 Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation, plus a severance payment of Two Hundred Forty Thousand Dollars ($240,000.00) to be adjusted annually by the Board of Directors.

2.9 Notice of Termination. The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Executive of such termination. The Executive may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Corporation of such termination.

Section 3. Salary, Benefits and Bonus Compensation.

3.1 Base Salary. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Executive a "Base Salary" for the Initial Term of Twenty Thousand Dollars ($20,000.00) per month and Ten Million (10,000,000) shares of the Corporation’s common stock (“Base Shares”), which shall vest Two Million (2,000,000) shares per annum upon completion of each Twelve (12) months of service. Any unvested Base Shares shall be rescinded if the Executive does not complete the Initial Term except for a Termination Upon a Change of Control, which shall cause any unvested Base Shares to immediately vest.

3.2 Bonuses. The Executive shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Corporation's board of directors based upon its evaluation of the Executive's performance during such year. All such bonuses shall be reviewed annually by the disinterested members of the Board of Directors.

3.3 Additional Benefits. During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

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     3.3.1 Executive Benefits. The Executive shall be eligible to participate in such of the Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, the Corporation's Stock Option Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Corporation, the Executive's employment with the Corporation will be deemed to have commenced on the Effective Date.

     3.3.2 Vacation. The Executive shall be entitled to two (2) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

     3.3.3 Reimbursement for Expenses. During the term of this Agreement, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement.

Section 4. Outside Activities of Executive. The Corporation acknowledges that the Executive has commitments and business activities not related to the Corporation. There shall be no restriction on the Executive's ability to fulfill such commitments or engage in such business activities, provided that during the term of the Executive's employment under this Agreement or for a period of six months after the termination of such employment (other than a Termination Other Than For Cause or a Termination Upon Change in Control) the Executive shall not divert away from the Corporation, for officers personal benefit, or for the benefit of an organization in which officer has a material financial interest, any opportunity, arising during such period to any entity or venture in which the Executive has an interest unless the Corporation's board of directors have determined not to pursue such opportunity.

Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for investing personal assets and/or those of family members in such form or manner that will not violate this Agreement and these activities will be permitted so long as they do not materially adversely affect the performance of the Executive's duties and obligations to the Corporation.

Section 5. Payment Obligations. The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be unconditional, and the Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Corporation, to the extent permitted by applicable law and the Corporations' articles of incorporation and bylaws, hereby indemnifies the Executive for the Executive's reasonable attorneys' fees and disbursements incurred in such litigation.

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Section 6. Confidentiality. The Executive agrees that all confidential and proprietary information relating to the Corporation's business shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's board of directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 7. Withholdings. All compensation and benefits to the Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Section 8. Indemnification. In addition to any rights to indemnification to which the Executive is entitled to under the Corporation's articles of incorporation and bylaws, the Corporation shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under [STATE] Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay the Executive's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Section 9. Failure To Close Stock Purchase Agreement. Notwithstanding any other provision of this Agreement, in the event that the Executive shall fail to complete the transactions contemplated in the Stock Purchase Agreement between the Executive and David K. Ryan, as amended (the “SPA”), including, without limiting the generality of the foregoing, the acquisition of the Acquired Debt, as defined in the SPA in accordance with the terms of the SPA, this Agreement will terminate, the Executive will not be entitled to any compensation in respect of the termination of this Agreement and any shares issued under paragraph 3.1 of this Agreement shall be cancelled.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 21st day of May, 2012.

Corporation:
Yaterra Ventures Corp.

By: /s/: David K. Ryan
       Name: David K. Ryan
       Title: Director

Executive:

/s/: Cedric Atkinson
Cedric Atkinson, individually

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